Exhibit 99.1

NOTICE OF DEFAULTS

July 15, 2008

Midland Credit Management, Inc.

8875 Aero Drive, Suite 200

San Diego, CA 92123

Attention: General Counsel

Midland Funding LLC

c/o Encore Capital Group, Inc.

8875 Aero Drive, Suite 200

San Diego, CA 92123

Attention: General Counsel

Re:	Asset Purchase and Forward Flow Agreement dated June 2, 2005, as amended

Amended and Restated Collection Agreement dated June 2, 2005, as amended

Ladies and Gentlemen:

I am writing in reference to the two captioned agreements. Capitalized terms used in this letter have the meanings provided to them in the agreements.

On July 10, 2008, you were obligated to purchase from Jefferson Capital Systems, LLC (“JCAP”) certain Accounts pursuant to the terms of the Asset Purchase and Forward Flow Agreement. You did not do so. This letter serves as formal notice to you that as a result of your failure to purchase those Accounts you are in breach of your obligations under that agreement.

In addition, on an ongoing basis you are obligated to transfer and place with JCAP Solicitation Accounts pursuant to the terms of the Amended and Restated Collection Agreement. You have stated in writing that you no longer are going to make those transfers. This letter serves as formal notice to you that as a result of your refusal to transfer and place those Solicitation Accounts you are in breach of your obligations under that agreement.

JCAP remains ready to fully perform all of its obligations under the agreements on an ongoing basis.

I want to express my sincere disappointment in this outcome. Our entire organization has responded to every informational or other request that you have made and has substantiated for you the fulfillment by JCAP of all of its obligations under the agreements. In that context, your failures to perform constitute not only breaches under the agreements but also bad faith acts on your part. JCAP intends to hold you responsible for all damages, losses, costs and expenses incurred by it as a result of your breaches to the fullest extent permitted by law.

Very truly yours,

/s/ David M. Burton
David M. Burton